Exhibit 10.41

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of June 29, 2007, by and among BPO Management Services, Inc., a Delaware corporation (the “Buyer”), Human Resource Micro-Systems, Inc., a California corporation (the “Target” or the “Company”), and Donald C. Helt and Bridget B. Helt, as trustees of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003 (collectively, the “Sellers”). The Company, the Buyer and the Sellers are referred to collectively herein as the “Parties.” The Parties hereto agree as follows:

RECITALS

A.	The Sellers own all of the outstanding capital stock of the Target.

B.
Subject to the terms and conditions of this Agreement, the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash and the issuance of shares of Buyer Stock, as defined below.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses provided, however, that in no event shall Adverse Consequences mean or include consequential, indirect, special or punitive damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Buyer” has the meaning set forth in the preface above.

“Buyer Stock” means the stock issued by the Buyer as provided for in Section 2(b) herein.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any proprietary information concerning the businesses and affairs of the Target that is not already generally available to the public or in the human resources information systems industry; for clarification, “Confidential Information” shall not include “know-how” that is useful in the human resources information systems industry but either (i) is not proprietary to Target or (ii) does not contain any confidential information of Target.

“Consulting Agreement” means the Consulting Agreement in the form attached hereto as Exhibit A.

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer on the date hereof.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit C.

“Excluded Loans” means all loans owed to Sellers and any former shareholders of Target, all accrued bonuses and shareholder distributions payable to Sellers and all other obligations owed to any Sellers or any other shareholders of Target (but not including standard payroll payable in the Ordinary Course of Business).

“Financial Statements” has the meaning set forth in Section 4(d) below.

“Indemnified Party” has the meaning set forth in Section 8(e) below.

“Indemnifying Party” has the meaning set forth in Section 8(e) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software, including, without limitation, all source code and data and related documentation, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means, with respect to the Target, a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of the Target that is in excess of $25,000; provided, however, that “Material Adverse Effect” shall exclude the effects of (i) economic factors affecting the economy as a whole or the enterprise software industry generally, (ii) the announcement or pendency of the transactions contemplated by this Agreement, and (iii) Target’s and Sellers’ compliance with the terms of, or taking any action contemplated or permitted by, this Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(d) below.

“Most Recent Fiscal Month End” means May 31, 2007.

“Ordinary Course of Business” means the ordinary course of the Company’s business consistent with the Company’s past custom and practice.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” or “Sellers” has the meaning set forth in the preface above.

“Target” has the meaning set forth in the preface above.

“Target Shares” means the shares of the common stock of the Target.

“Tax” means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of the Target Shares at the Closing, for the consideration specified below in this Section 2.

(b) Purchase Price. The Buyer agrees to pay to the Sellers the following consideration for the sale of the Target Shares (the “Purchase Price”): (i) at the Closing, One Million One Hundred Thousand Dollars ($1,100,000), payable by wire transfer or delivery of other immediately available funds (the “Closing Payment”); plus (ii) Five Hundred Thousand Dollars ($500,000), due and payable by wire transfer or delivery of other immediately available funds on the first anniversary of the Closing (the “Deferred Payment”); plus (iii) at the Closing, issuance of and delivery to Sellers of a stock certificate for Three Hundred Eighty-Four Thousand Nine Hundred Sixty-Eight (384,968) shares of restricted common stock of Buyer (the “Buyer Stock”), which the parties agree have an aggregate value of $400,000, based on the volume-weighted average of the OTC Bulletin Board closing bid price of the Buyer’s common stock, par value $0.01 per share (the “Common Stock”), during the ten (10) consecutive trading days immediately preceding, but not including, the Closing Date. The Purchase Price and the Closing Payment shall be reduced, dollar for dollar, to the extent that the Closing Net Equity of the Target is less than $80,000, and the Purchase Price and the Closing Payment shall be increased, dollar for dollar, to the extent that the Closing Net Equity of the Target is more than $140,000. By way of clarification, notwithstanding any provision in this Agreement to the contrary, there shall be no increase in the Purchase Price unless the Closing Net Equity of the Target exceeds $140,000 and in such case such increase shall only be the amount that is in excess of $140,000 (the “Limitations”). “Closing Net Equity” means, determined as of the Closing and using accounting principles consistent with those used in preparing the Financial Statements, the positive difference of (i) the sum of the Target’s cash and cash equivalents, accounts receivable, inventory and prepaid expenses, less (ii) the sum of the Target’s deferred maintenance, accounts payable, accrued payroll and payroll related expenses, loans payable and all other liabilities except for Excluded Loans. The determination of Closing Net Equity for purposes of payment of the Closing Payment at the Closing shall be based upon Target’s estimated balance sheet as of the Closing, as delivered to Buyer by Target no later than the business day immediately preceding the Closing Date. No later than ten (10) days after the Closing, the Sellers shall deliver to Buyer a final balance sheet of Target as of the Closing (the “Updated Balance Sheet”). If the final balance sheet reflects any change in Closing Net Equity, then, within three (3) business days after the delivery of the final balance sheet, the parties shall “true up” the Closing Payment as follows: subject to the Limitations described above, if the Closing Net Equity is greater on the final balance sheet than on the estimated balance sheet, Buyer shall pay the Sellers the difference; and if the Closing Net Equity is lower on the final balance sheet than on the estimated balance sheet, the Sellers shall pay Buyer the difference.

No later than the business day prior to the Closing, the Sellers may request in writing that, at the Closing, Buyer pay a specific dollar amount from the Closing Payment as a contribution to the Target’s capital, in order to facilitate Target’s payment of obligations to be satisfied as of the Closing, including without limitation Excluded Loans. If the Sellers make such a request, then Buyer will make such capital contribution by wire transfer or delivery of other immediately available funds to Target, and the Closing Payment and the Purchase Price shall be reduced in the amount of the capital contribution.

At the Closing, Buyer shall deposit cash in the amount of the Deferred Payment into an interest-bearing escrow (“Escrow”) to be held by U.S. Bank National Association (“Escrow Holder”) located in Los Angeles, California. All interest accruing in such Escrow shall be for the benefit of Buyer. Such Deferred Payment shall be held by Escrow Holder until the Deferred Payment is otherwise due hereunder, subject to Buyer’s right to offset and reduce the Deferred Payment in accordance with Section 8(h) of this Agreement. The Escrow shall be governed by the Escrow Agreement, which the Buyer and Seller shall execute at the Closing, and the Buyer shall cause Escrow Holder to execute at the Closing.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the execution of this Agreement by the parties hereto. The actual date and time of the Closing shall be the “Closing Date.” At the Closing, the Parties shall deliver the items described in Section 7 below.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Sellers and the Company. Each of the Sellers and the Company represent and warrant to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule.

(i) Authorization of Transaction. The Sellers and the Company each have full power and authority, and the Company has full corporate power and authority, to execute and deliver this Agreement and to perform his, her or its obligations hereunder. The execution, delivery and performance of this Agreement and the Exhibits hereto have been authorized by all necessary action on behalf of the Company, including its board of directors and shareholders, and the Company has delivered to Buyer reasonably satisfactory evidence thereof. This Agreement and the Exhibits constitutes the valid and legally binding obligation of the Sellers and the Company, enforceable in accordance with their terms and conditions, except the enforceability of the Agreement and the Exhibits (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law.

(ii) Noncontravention. Except as disclosed in Section 3(a)(ii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers or Company is subject or, any provision of the Company’s articles of incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers or Company is a party or by which he, she or it is bound or to which any of his, her or its assets is subject. The Sellers and the Company do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iii) Brokers’ Fees. The Sellers and the Company have not engaged any broker, finder or similar agent, other than Corum Group Ltd. (represented by Ward Carter) (“Corum”), in connection with the transactions contemplated by this Agreement. The Sellers and the Company are not obligated to pay any commissions or brokers’ fees, other than the transaction fee owing to Corum, in connection with the transactions contemplated by this Agreement. The Buyer will not become responsible for any such fees or commissions based upon the actions or omissions of Sellers, the Company or their respective representatives.

(iv) Investment. The Sellers (A) understand that the Buyer Stock has not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act, or any other securities laws or under any state or provincial securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Buyer Stock solely for their own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) have received certain information concerning the Buyer, and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (E) are able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock; and (F) are Accredited Investors.

(v) Target Shares. Sellers hold of record and own beneficially all of the Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands). No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(vi) Sellers’ Investigation and Due Diligence. With respect to the purchase of the Buyer Stock by the Sellers as provided for in this Agreement, each of the Sellers:

(A)	are knowledgeable and sophisticated investors experienced in business matters;

(B)	are not relying on any oral representation of any Buyer or Buyer’s agents, attorneys or certified public accountants; and

(C)
subject to Buyer’s warranties, representations and indemnity obligations set forth in this Agreement (which shall supersede this Section 3(a)(vi)(C) in the event of any conflict), shall rely upon their own investigation, analysis and due diligence concerning Buyer and Buyer’s business.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.

(i) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Exhibits hereto have been authorized by all necessary action on behalf of the Buyer, including its board of directors, and the Buyer has delivered to Sellers reasonably satisfactory evidence thereof. This Agreement and the Exhibits constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their terms and conditions. Except as provided for in the Registration Rights Agreement, and except as required under the Securities Act and applicable regulations thereunder, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its certificate of incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iii) Brokers’ Fees. The Buyer has not engaged any broker, finder or similar agent in connection with the transactions contemplated by this Agreement. The Buyer is not obligated to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Neither Sellers nor the Company will become responsible for any such fees or commissions based upon the actions or omissions of Buyer or its representatives.

(iv) Investment. The Buyer (A) understands that the Target Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Sellers and the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares and (F) is an Accredited Investor.

(v) Buyer’s Investigation and Due Diligence. With respect to the purchase of the Target Shares by the Buyer as provided for in this Agreement, Buyer:

(A) is a knowledgeable and sophisticated investor experienced in business matters;

(B) is not relying on any oral representation of any Seller or any of Sellers’ or Target’s agents, attorneys or certified public accountants; and

(C) subject to Sellers’ warranties, representations and indemnity obligations set forth in this Agreement (which shall supersede this Section 3(b)(v)(C) in the event of any conflict), shall rely upon its own investigation, analysis and due diligence concerning Seller and Seller’s business.

4. Representations and Warranties Concerning the Target. The Sellers and the Company each represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement (except as to the statements as to the Updated Balance Sheet in Section 4(d), which shall be correct and complete as of the date the Updated Balance Sheet is delivered), except as set forth in the Disclosure Schedule.

(a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Target is not qualified to conduct business as a foreign corporation under the laws of any other jurisdiction. There is no other jurisdiction in which the Target is required to qualify to conduct business as a foreign corporation in which Target’s failure to so qualify has a Material Adverse Effect on the Company. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. Target has delivered to the Buyer correct and complete copies of the Target’s articles of incorporation and bylaws (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete in all material respects. Target is not in default under or in violation of any provision of its articles of incorporation or bylaws.

(b) Capitalization. The entire authorized capital stock of the Target consists of 50,000 common shares, and no Target Shares are held in treasury. There are 50,000 Target Shares issued and outstanding, all of which are held of record by Sellers, have been duly authorized, and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Target that are either located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free of liens and encumbrances except (i) as disclosed in Section 4(c) of the Disclosure Schedule, and (ii) properties and assets disposed of by the Target in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(d) Financial Statements. Section 4(d) of the Disclosure Schedule contains the following unaudited financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets and statements of income as of and for the fiscal years ended May 31, 2005 and May 31, 2006 for Target; and (ii) unaudited balance sheets and statements of income as of and for the fiscal year ended May 31, 2007 for the Target (the “Most Recent Financial Statements”). The Financial Statements present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods and have been prepared using a consistent method of accounting. The Updated Balance Sheet will, when delivered to the Buyer, present fairly the financial condition of the Target as of the Closing Date and will have been prepared using a method of accounting consistent with the method used in preparation of the Financial Statements.

(e) Events Subsequent to May 31, 2007. Except as indicated in Section 4(e) of the Disclosure Schedule, to the Sellers’ Knowledge, since May 31, 2007, no event has occurred, or condition has existed, that has caused or constituted a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(i) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either (A) involving more than $25,000 or (B) outside the Ordinary Course of Business;

(iii) No party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Target is a party or is bound;

(iv) Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) Target has not made any capital expenditure (or series of related capital expenditures) either (A) in the amount of more than $25,000 or (B) outside the Ordinary Course of Business;

(vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either (A) in the amount of more than $25,000, or (B) outside the Ordinary Course of Business;

(vii) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation in the amount of more than $25,000 in the aggregate;

(viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either (A) in the amount of more than $25,000 or (B) outside the Ordinary Course of Business;

(x) Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(xi) There has been no change made or authorized in the articles of incorporation or bylaws of Target;

(xii) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock, or redeemed, purchased, or otherwise acquired any of its capital stock for consideration other than cash;

(xiv) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) Other than Excluded Loans, an accurate and complete list of which is set forth in Section 4(e) of the Disclosure Schedule, all of which shall be paid in full by Target prior to the Closing, Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

(xvi) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(xvii) Target has not granted any increase in the base compensation of any of its directors, officers, or employees outside the Ordinary Course of Business, provided, however, that Target may pay bonuses to the Sellers prior to the Closing;

(xviii) Other than as contemplated by this Agreement, Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) Target has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(xx) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) other than the transactions contemplated by this Agreement, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target; and

(xxii) Target has not committed to any of the foregoing.

(f) Undisclosed Liabilities. Except as set forth in Section 4(f) of the Disclosure Schedule, Target does not have any Liabilities except for (A) Liabilities set forth in the Most Recent Balance Sheet, and (B) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(g) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against it alleging any failure so to comply. No action, suit, proceeding, hearing, demand, or notice has been filed or commenced, and served, against Target alleging any failure so to comply.

(h) Tax Matters. Except as indicated in Section 4(h) of the Disclosure Schedule:

(i) Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Target (whether or not shown on any Tax Return) have been paid or adequate reserves for such Taxes have been recorded on the Target’s books and records. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. To the Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(iii) Sellers do not have Knowledge that any Tax authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Target either (A) asserted in writing to the Target or the Sellers by any Tax authority, or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target since December 31, 1999.

(iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i) Real Property. The Company does not own any real property. Section 4(i) of the Disclosure Schedule contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. The Company does not sublease to any other person any of the real property that the Company leases. To the Seller’s Knowledge, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for. The Sellers have delivered to the Buyer correct and complete copies of the leases listed in Section 4(i) of the Disclosure Schedule (as amended to date). With respect to each lease listed in Section 4(i) of the Disclosure Schedule:

(A) to the Sellers’ Knowledge, the lease is legal, valid, binding, enforceable, and in full force and effect, except for the following (the “Exception”): the enforceability of the lease (1) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (2) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law;

(B) to the Sellers’ Knowledge, the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(C) to the Sellers’ Knowledge, no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease; and

(F) Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold.

(j) Intellectual Property. Except as indicated on Section 4(j) of the Disclosure Schedule:

(i) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Target as presently conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. To Sellers’ Knowledge, Target has taken reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

(iii) Section 4(j)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(j)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(j)(iii) of the Disclosure Schedule:

(A) with respect to owned Intellectual Property, the Target possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers’ Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) other than pursuant to standard software licenses entered into in the Ordinary Course of Business, the Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Section 4(j)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(j)(iv) of the Disclosure Schedule:

(A) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable against Target, and in full force and effect;

(B) The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable against Target, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C) To Sellers’ Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) With respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers’ Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

(k) Tangible Assets. The Target owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with Target’s normal practices, and is in good operating condition and repair (subject to normal wear and tear).

(l) Contracts. Section 4(l) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property including without limitation software to or from any Person providing for lease payments in excess of $15,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Target, or involve consideration in excess of $15,000;

(iii) any agreement concerning a partnership or joint venture (which terms are understood not to including any so-called “partnering” arrangements that are referral relationships);

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $15,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement under which the Target has incurred noncompetition obligations or, outside of the ordinary course of business, has incurred confidentiality obligations;

(vi) any agreement with any of the Sellers and their Affiliates;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement with an employee (whether full-time or part-time) or consultant that (i) either provides for severance benefits upon termination or is not terminable at-will by the Target, or (ii) provides for annual compensation of more than $100,000;

(x) any agreement under which the Target has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on Target; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(l) of the Disclosure Schedule (as amended to date), and to Sellers’ Knowledge, a written summary of the terms of all oral agreements referred to therein. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except for the Exception; (C) to Sellers’ Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to Sellers’ Knowledge, no party has repudiated any provision of the agreement.

(m) Notes and Accounts Receivable. All notes and accounts receivable of the Target are fairly reflected on Target’s books and records.

(n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(o) Insurance. Section 4(o) of the Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) that Target currently maintains. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Sellers’ Knowledge, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target nor, to Sellers’ Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to Sellers’ Knowledge, no party to the policy has repudiated any provision thereof.

(p) Litigation. Section 4(p) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers, has been overtly threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(q) Product Warranty. To Sellers’ Knowledge, each product or service developed, sold, leased, licensed, or delivered by Target has been in material conformity with all applicable contractual commitments and all express and implied warranties, and Target does not have any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth in the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. No product or service manufactured, sold, leased, licensed or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale or lease. The Target has delivered to Buyer complete and correct copies of the standard terms and conditions of sale or lease or licensing of or providing of services by or for Target (containing applicable guaranty, warranty, and indemnity provisions).

(r) Product Liability. To Sellers’ Knowledge, Target does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use or license of any product manufactured, sold, leased, licensed or delivered by Target.

(s) Employees. Except (i) for the termination of Donald C. Helt’s employment by Target, effective as of the Closing, and (ii) as indicated in Section 4(s) of the Disclosure Schedule, to the Knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not a party to or bound by any collective bargaining agreement. Target has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Sellers’ Knowledge, Target has not committed any unfair labor practice. To Sellers’ Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

(t) Employee Benefits.

(i) Section 4(t) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any material actual or potential Liability.

(A) To Sellers’ Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and all other applicable laws, rules and regulations (collectively, “Benefit Laws”).

(B) All required reports and descriptions (including annual reports to the applicable governmental agency, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable Benefit Laws with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments) filed with the applicable governmental agency if any with respect to all Employee Benefit Plans, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any material actual or potential Liability:

(A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a “Reportable Event”. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Sellers’ Knowledge, overtly threatened.

(B) There have been no “Prohibited Transactions” with respect to any such Employee Benefit Plan. No fiduciary for any such Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Sellers’ Knowledge, overtly threatened.

(C) Target has not incurred any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Target does not contribute to, have any obligation to contribute to, or have any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iii) Target does not maintain, contribute to or have an obligation to contribute to, or have any actual or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(u) Guaranties. Target is neither a guarantor nor is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(v) Environmental, Health, and Safety Matters. To the Sellers’ Knowledge:

(i) Target and its respective predecessors and Affiliates have materially complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained and materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Neither the Target nor its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Neither Target nor its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(v) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vi) The Target has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(vi) No facts, events or conditions relating to the past or present facilities, properties or operations of Target will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(w) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact. No representation or warranty contained in this Section 4 omits to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5. Representations And Warranties Concerning Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

(a) Organization, Qualification, and Corporate Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and in good standing under the laws of the State of California. The Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Correct and complete copies of the Buyer’s certificate of incorporation and bylaws (as amended to date) are filed as exhibits to the Buyer’s periodic and/or current reports filed with the U.S. Securities and Exchange Commission (“SEC”).

(b) Buyer Stock. All shares of Buyer Stock issued to Seller upon the Closing will have been duly authorized, be validly issued, fully paid and nonassessable, and be free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws).

(c) Capitalization. The entire authorized capital stock of the Buyer consists of: (i) 150,000,000 shares of Common Stock, par value $0.01 per share, of which 8,619,400 are issued and outstanding, and (ii) 29,795,816 shares of Preferred Stock, par value $0.01 per share, of which (A) 1,608,612 shares are designated Series A Preferred Stock, of which 1,605,598 are issued and outstanding, (B) 1,449,204 shares are designated Series B Preferred Stock, of which 1,449,204 are issued and outstanding, (C) 21,738,000 shares of Series C Preferred Stock, of which 916,667 are issued and outstanding, (D) 1,500,000 shares of Series D Convertible Preferred Stock, of which 1,458,333.60 shares are issued and outstanding, 1,500,000 shares of Series D-2 Convertible Preferred Stock, none of which is issued or outstanding, and (E) 2,000,000 shares are undesignated Preferred Stock, none of which are issued and outstanding. Except as disclosed in any reports filed by the Buyer with the SEC since December 15, 2006, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

(d) SEC Reporting. The Buyer is in material compliance with all reporting requirements under the Securities Act and the Securities Exchange Act. All documents filed by the Buyer with the SEC on or after December 15, 2006 are in material compliance with such Acts and SEC regulations promulgated thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

(e) Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact. No representation or warranty contained in this Section 5 omits to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target in Sellers’ possession. Buyer shall provide Sellers with reasonable access to such records as Sellers may reasonably require.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available such Party’s personnel, and provide such testimony and access to such Party’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition. For a period of three years commencing on the Closing, Sellers will not take any action designed or intended to discourage any lessor, licensor, licensee, customer, supplier, or other business associate of Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing, and Sellers will refer to the Buyer any customer inquiries relating to the business of developing and reselling human resources information systems software, as conducted by the Target as of the Closing. Nothing herein is intended to limit or reduce any of Donald C. Helt’s obligations under the Consulting Agreement.

(d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. Upon receipt of a written request by Target or Buyer, Sellers agree to surrender and return to Target all documents, records, memoranda, notebooks and similar repositories of Confidential Information of every character or description. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or her reasonable efforts to cooperate with any effort by the Buyer to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure, or which becomes generally available to the public other than by breach by any Seller of his or her obligations under this Section 6(d).

(e) Non-solicitation. Commencing on the Closing Date and for a period of three (3) years from the Closing Date, no Seller shall directly or indirectly, personally or through others, solicit or attempt to solicit (on the Sellers’ or any of the Sellers’ own behalf or on behalf of any other person or entity) the employment, consulting or independent contractor services of any employee of the Company or Buyer or any of the Company’s or Buyer’s affiliates or subsidiaries (solely to the extent such employee was known to such Seller as of the Closing). Nothing in this paragraph is intended to limit or reduce any of Donald C. Helt’s obligations under the Consulting Agreement.

(f) Non-competition. The Sellers agree and covenant that, except as set forth in this Agreement, for a period of three (3) years from the Closing Date, they will not directly or indirectly (whether as a representative, agent, partner, owner, stockholder of otherwise), (i) engage in any software products business that is competitive with the business of developing and reselling human resources information system software products conducted by the Target as of the Closing, or (ii) solicit business (with respect to any human resources information system software product) from, or market any such product to, any customer or prospective customer of the Target, the Buyer or any Affiliates of Buyer as of the Closing Date. A “prospective customer” for purposes of this paragraph means: a potential customer that was actively negotiating with the Target, the Buyer or any Affiliates of Buyer on or within 120 days prior to the Closing Date. Nothing in this paragraph is intended to limit or reduce any of Donald C. Helt’s obligations under the Consulting Agreement. Further, the Consulting Agreement shall not reduce, limit or modify the obligations of Donald C. Helt under Section 6 of this Agreement.

(g) Acknowledgements.

(i) Sellers hereby acknowledge and agree that (A) Target has expended considerable and substantial time, effort and capital resources to develop the confidential information of Target (the “Proprietary Information”); (B) the Proprietary Information is innovative and must receive confidential treatment to protect Buyer’s competitive position in the market and Buyer’s proprietary interest therein from irreparable damage and (C) the Proprietary Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of Target.

(ii) The parties hereto acknowledge and agree that (A) the covenants contained in Sections 6(d) through 6(f) are incidental to the sale of the Target’s stock to Buyer; (B) the covenants contained therein are reasonably necessary to protect the interest of Buyer in whose favor said covenants are imposed; (C) the restrictions imposed thereby are not greater than are necessary for the protection of Target and Buyer in light of the substantial harm that Target and Buyer will suffer should there be a breach of any such covenant; (D) the period of restriction and extent of restriction contained therein are fair and reasonable in that Target’s business is national in scope and in that they are reasonably required for the protection of Target and Buyer; (E) the nature, kind and character of the activities the Sellers are prohibited to engage in as described therein are reasonable and necessary to protect Target and Buyer and shall not be interpreted or construed as prohibiting the Sellers from rendering any other services or performing any other activities not referenced therein, and (F) the covenants and agreements of the Sellers contained therein have been specifically negotiated by the parties and are material inducements to Buyer to enter into this Agreement, and, but for such covenants made by the Sellers herein, Buyer would not have entered into this Agreement.

(iii) The Sellers acknowledge and agree that each of the covenants and agreements contained in Sections 6(d) through 6(f) is made in consequence of and as a specific inducement to Buyer to enter into this Agreement and to protect and preserve the benefit of this Agreement to Target and Buyer; that each of the covenants contained therein is reasonable and necessary to protect and preserve the benefits to be received by Buyer under this Agreement; irreparable loss and damage will be suffered by Target and Buyer should the Sellers breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; and that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement. In the event Target or Buyer should seek an injunction hereunder, the Seller hereby waives any requirement that Target or Buyer submit proof of the economic value of any Proprietary Information.

(iv) If the provisions of Sections 6(d) through 6(f) should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

(v) Nothing contained in this Article 6 shall restrict any Seller from being a less than five percent (5%) stockholder of any corporation that directly or indirectly competes with Target, Buyer or any Affiliate of Buyer, provided the stock of such competing corporation is publicly held and such Seller is not otherwise involved as an officer, director, employee, consultant or agent of such corporation.

(vi) The Sellers’ obligations under the Sellers’ covenants and agreements contained in Section 6(f) are conditioned upon Buyer’s performance of its obligations under Section 2 within 30 days after written notice of non-performance from Sellers but otherwise all of Sellers’ obligations contained in this Section 6 shall be construed as agreements independent of any other agreement between Buyer, Target and Sellers to Buyer. The Buyer’s failure to perform its obligations under Section 2 for 30 days after written notice of non-performance from Sellers to Buyer shall constitute a defense to Buyer’s enforcement of Sellers’ covenants and agreements contained in Section 6(f) ; and otherwise the existence of any other claim or cause of action of the Sellers against Buyer or Target, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or Target of any of such covenants and agreements.

(h) Severability. It is the parties’ express intention that if a court of competent jurisdiction finds or holds any provision of Sections 6(d) through 6(f) to be excessively broad as to time, duration, geographical scope, activity or subject, such provision shall then be construed by limiting or reducing it so as to comport with then applicable law. In the event any such provision cannot be limited or reduced so as to comport with then applicable law, then such provision of Sections 6(d) through 6(f) shall be severable from all other provisions of Sections 6(d) through 6(f), and the other provisions of Sections 6(d) through 6(f) shall continue to be enforceable to the fullest extent allowable.

(i) Injunctive Relief. It is hereby acknowledged and agreed by the parties that the Sellers’ violation of any of their covenants in Sections 6(d) through 6(f) would cause damages to the Company and Buyer that would be difficult or impossible to ascertain or quantify. Therefore, it is expressly agreed that the Buyer, in addition to any other remedies it may have, shall be entitled to seek injunctive relief against the Sellers in the event of any such breach or threatened breach.

(j) Award of Fees to Prevailing Party. In any court action relating to Sections 6(d) through 6(f), the court may make a determination regarding which party’s legal position in such matter is the more substantially correct (the “Prevailing Party”) and require the other party to pay the reasonable legal and other professional fees and costs incurred by the Prevailing Party in connection with such action.

7. Items Delivered at Closing.

(a) Items Delivered to Buyer. At Closing, Sellers shall deliver to Buyer the following:

(i) stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents;

(ii) all of the third party consents specified in Section 3(a)(ii) of the Disclosure Schedule; provided, however, if any consents have not been obtained, the Closing shall not be delayed and Buyer and Sellers will use all reasonable efforts to obtain such consents after the Closing;

(iii) counterparts of the Consulting Agreement, executed by Donald C. Helt;

(iv) evidence reasonably satisfactory to the Buyer that the Excluded Loans have been fully satisfied or terminated;

(v) resignations, effective as of the Closing, of each director and officer of the Target;

(vi) Donald C. Helt’s resignation from employment with the Company;

(vii) counterparts of the Registration Rights Agreement, executed by the Sellers; and

(viii) counterparts of the Escrow Agreement, executed by Sellers.

(b) Items Delivered to Sellers. At Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Payment and the Buyer Stock, as specified in Section 2(b) above;

(ii) counterparts of the Consulting Agreement, executed by the Buyer; and

(iii) counterparts of the Registration Rights Agreement, executed by the Buyer.

(iv) counterparts of the Escrow Agreement, executed by Buyer and Escrow Holder.

(c) Items Delivered to Don Helt. Immediately prior to the Closing, Target shall deliver to Donald C. Helt payment in full for all accrued salary, bonuses, unused vacation and other employment compensation through the day immediately preceding the Closing Date, in each case subject to mandatory payroll taxes and withholdings. Additionally, Target shall transfer ownership to Mr. Helt of the portable computer workstation regularly used by Mr. Helt in performing services for the Target prior to the Closing, including without limitation, the laptop computer, monitor, printer, docking station and all related accessories, peripherals and software. For clarification only, Mr. Helt owns, and shall be entitled to retain from and after the Closing, all of his personal items, such as artwork, books and awards, notwithstanding that such items are currently located at the Target’s office.

8. Remedies for Breaches of This Agreement; Covenants.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers and Target contained in Sections 4(d), (e), (f), and (g) and Sections 4(i) through 4(w) above shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter; provided, however, that such representations and warranties shall survive forever to the extent of a warranty or representation of Sellers that any Seller knew was untrue at the time this Agreement was executed by the Sellers. Buyer’s representations and warranties contained in Section 5(d) and 5(e) shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter; provided, however, that any such representation and warranty shall survive indefinitely to the extent that Buyer knew it was inaccurate at the date of this Agreement. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Sections 4(a), (b), (c) and (h) above) shall survive the Closing and continue in full force and effect subject to any applicable statutes of limitations.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event any of the Sellers breaches any of his or her representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 8(e) by delivering a Claim Notice within such survival period, then the Sellers shall jointly and severally indemnify the Buyer and Target from and against any Adverse Consequences the Buyer or Target suffers resulting from, arising out of, or caused by the breach; provided, however, that the Sellers shall have no obligation to so indemnify the Buyer and Target from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty of the Sellers or Target contained in Sections 4(d), (e), (f), and (g) and Sections 4(i) through 4(w) above, so long as such breach was not a willful breach or a breach arising out of a fraudulent warranty or representation by a Seller or Target (collectively, the “Limited Coverage Claims”), until Buyer or Target has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000.00 aggregate threshold, and then only to the extent that Buyer’s or Target’s Adverse Consequences from Limited Coverage Claims exceed such threshold.

(ii) In the event any of the Sellers or Target breaches any of his, her or its covenants contained herein or any of his, her or its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 8(e) below by delivering a Claim Notice within such survival period, then the Sellers shall indemnify the Buyer and Target from and against any Adverse Consequences the Buyer or Target suffers resulting from, arising out of, or caused by the breach.

(iii) Without deduction for the $25,000 threshold described in Section 8(b)(i) above, each Seller agrees to jointly and severally indemnify the Buyer and Target from and against any Adverse Consequences the Buyer or Target may suffer resulting from, arising out of, or caused by (A) any Liability of Target for any Taxes of the Target with respect to any Tax year or other time period ending on the Closing Date or on any day preceding the Closing Date, (B)  the matters described in Schedule 3(a)(v) of the Disclosure Schedule and any claims, liabilities or obligations related thereto or arising thereunder, or (C) the matters described in Schedule 4(f) of the Disclosure Schedule and any claims or lawsuits related thereto or arising thereunder (the “Customer Matters”). Any claim by Buyer or Target seeking indemnification from Sellers with respect to any of the Customer Matters must be made by such party submitting a Claim Notice to Sellers within the two-year period commencing on the date hereof (the “Claim Period”), and Sellers shall have no obligation to indemnify Buyer or Target with respect to any of the Customer Matters as to which a Claim Notice is not submitted to Sellers by Buyer or Target during the Claim Period. Sellers’ indemnity obligations shall continue, and shall not terminate at the end of the Claim Period, with respect to any of the Customer Matters that is the subject of a Claim Notice submitted by the Buyer or Target to Sellers during the Claim Period.

Buyer agrees not to initiate communications regarding the Customer Matters with the customers involved in the Customer Matters or their representatives. Buyer shall promptly provide to Sellers any written communications (or notify Sellers in writing regarding any oral communications) received by Target’s management from such customers or their representatives and shall not respond to such communications without the prior approval, not to be unreasonably withheld, delayed or conditioned, by Sellers. Further, Buyer shall notify Sellers promptly in writing when Buyer becomes aware of any claim asserted against Buyer and/or the Target with respect to any Customer Matter, and Sellers shall then be entitled to control any efforts to settle or compromise such claim with the adverse party (a “Claimant”), for a 120-day period from such written notice; provided, however, that Sellers shall promptly inform Buyer of all oral communications between Sellers and such Claimant and promptly provide copies to Buyer of all written communications between Sellers and Claimant. During such period, Sellers shall be entitled to settle or compromise such claim with the Claimant if: (i) Sellers obtain a complete release of Target and/or Buyer, as applicable, from such claim, in a form reasonably acceptable to Buyer; (ii) Sellers pay any consideration payable to the Claimant required by such settlement or compromise; and (iii) such settlement or compromise does not include any terms that restrict Target’s or Buyer’s business or impose any performance obligations on Target or Buyer. During such period, Buyer shall reasonably cooperate with Sellers’ efforts to settle or compromise such claim, and shall not communicate with the Claimant, except that Buyer may take any action reasonably necessary to defend against such claim or to preserve any rights it may have against Sellers or claimant or any other person or entity.

(iv) The right to indemnification based upon representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by Buyer with respect to, or any Knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Buyer represents and warrants to the Sellers that it does not have Knowledge of any inaccuracy of any representation or warranty of Sellers or the Target set forth in this Agreement.

(c) Indemnification Provisions for Benefit of the Sellers.

(i) In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify each of the Sellers from and against any Adverse Consequences the Sellers suffer resulting from, arising out of, or caused by the breach.

(ii) Buyer agrees to indemnify the Sellers from and against any Adverse Consequences any Seller may suffer resulting from, arising out of, or caused by any Liability of Target for any Taxes of the Target with respect to any Tax year (or shorter Tax period) ending after the Closing Date.

(iii) The right to indemnification based upon representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by the Sellers with respect to, or any Knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Sellers represent and warrant to the Buyer that they do not have Knowledge of any inaccuracy of any representation, or warranty of Buyer set forth in this Agreement.

(d) Adjustment to Purchase Price. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(e) Claim Notice; Notice of a Disputed Claim.

(i) Any Party seeking indemnification hereunder (an “Indemnified Party”) shall deliver to the Party from whom indemnification is sought (the “Indemnifying Party”) a written notice (“Claim Notice”) that the Indemnified Party has suffered Adverse Consequences and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the Adverse Consequences claimed. In the event that the Indemnifying Party disputes liability for, or the amount of, the Adverse Consequences set forth in the Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing of such dispute (“Notice of a Disputed Claim”) and specify the amount disputed and basis therefor and the amount the Indemnifying Party believes to be the correct amount, if any, within thirty (30) days notice after receipt of the Claim Notice. Failure to give a timely objection hereunder shall not constitute a waiver of the right to dispute such Claim Notice, except if and to the extent that such failure results in Adverse Consequences to the Indemnified Party.

(ii) If a written Notice of a Disputed Claim is sent pursuant to paragraph (i) above, the Indemnified Party and Indemnifying Party shall, during the thirty (30) days following the date of such delivery, negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis. If, during such resolution period, the Parties are unable to reach agreement, either Sellers or Buyer may pursue resolution of such Disputed Claim in accordance with Section 10(o).

(iii) With respect to a Claim Notice that relates to a claim by a third party, the Indemnified Party shall provide such Claim Notice within ten (10) days after it becomes aware of the assertion of such a claim, provided that failure to give timely notice shall not be a bar to indemnification except if and to the extent that such failure is prejudicial to the defense of such claim. The Indemnifying Party shall have the right to assume the defense of such claim and to settle or compromise such claim with the consent of the Indemnified Party, such consent not to be unreasonably withheld, and provided that no consent shall be required if the settlement or compromise includes a complete release of the Indemnified Party by the claimant. The Indemnified Party shall fully cooperate in the defense of such third party claim, as may be reasonably requested by the Indemnifying Party.

(f) Limitations on Seller Indemnification by Target. Except to the extent of available insurance coverage and provided Buyer consents to allow such claim to be tendered to the applicable insurance company in Buyer’s sole discretion (and with the intent that no insurance coverage will benefit any Seller with respect to a breach of a warranty, representation or covenant of such Seller under this Agreement), each of the Sellers hereby agrees that he or she will not make any claim for indemnification against Target by reason of the fact that he or she was a director, officer, employee, or agent of Target or was serving at the request of Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought after the Closing by the Buyer against such Seller pursuant to this Agreement or the Exhibits hereto.

(g) Limit on Liability. Anything herein notwithstanding, except for (i) Adverse Consequences due to fraud or fraudulent or intentional misrepresentation by Sellers, (ii) indemnification claims arising under Section 8(b)(i) regarding the representations set forth in Section 3(a)(iii) and Section 4(a), (b), (c) and (h), and (iii) indemnification claims arising under Section 8(b)(ii) or Section 8(b)(iii)(A) or (B), Sellers’ aggregate liability to Buyer under this Section 8 shall not exceed $500,000.00.

Anything herein notwithstanding, except for Adverse Consequences due to fraud or fraudulent or intentional misrepresentation by Sellers, Sellers’ aggregate liability to Buyer under this Section 8 solely with respect to any Adverse Consequences suffered by Target or Buyer due to or with respect to the Customer Matters shall not exceed $250,000.00 (the “Customer Cap”); provided, however, that the Customer Cap shall not reduce Sellers’ obligations under this Section 8 except as expressly provided for in this subparagraph with respect to the Customer Matters.

From and after the Closing, except for damages arising out of fraud or fraudulent or intentional misrepresentation by a Seller, Buyer’s sole right to monetary damages against any Seller for any breach of any warranty or representation arising under this Agreement shall be under this Section 8. For clarification, Buyer’s remedies with respect to a breach of Seller’s obligation under Section 2 shall not be adversely affected or restricted by this Section 8(g).

(h)  Right to Set-Off. Subject to and in accordance with the terms of the Escrow Agreement, Buyer may assert, in good faith, that it is entitled to set-off against the Deferred Payment any amount (“Claimed Amount”) to which it asserts, in good faith, that it is entitled under this Section 8. The exercise of a right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 8 hereof. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to Buyer.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters of Target following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. Sellers shall, at their expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all Tax years (or shorter Tax periods) ending on the Closing Date or on any day preceding the Closing Date. Sellers shall pay all of Target’s Taxes for such time periods (collectively, “Pre-Closing Taxes”), except for those Tax Liabilities that are included in the determination of Closing Net Equity as defined in Section 2 above. Sellers shall provide a copy of all such filed Tax Returns to Buyer when such returns are filed. If the Target is assessed any additional Pre-Closing Taxes by a Tax authority, Sellers shall either (i) elect, at Sellers’ sole cost, to have Target contest such assessment, in which case Sellers shall pay all amounts finally determined to be owing for Pre-Closing Taxes plus penalties and interest, if any, upon the conclusion of such contest; or (ii) pay on demand such assessed Pre-Closing Taxes plus penalties and interest, if any.

(b) Tax Periods Ending After the Closing Date. Buyer shall, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target for all Tax years (or shorter Tax periods) ending after the Closing Date. Buyer shall pay or cause to be paid all of Target’s Taxes for such time periods.

(c) Cooperation on Tax Matters. Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10. Miscellaneous.

(a) Nature of Certain Obligations. All of the representations, warranties and covenants of each of the Sellers in this Agreement are joint and several obligations.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement (“Press Release”) prior to the Closing without the prior written approval of the Buyer and the Sellers. Sellers may not issue any Press Release after the Closing without the prior approval of the Buyer, and Buyer may not issue any Press Release after the Closing without the prior approval of the Sellers, in each case, which approval shall not be unreasonably withheld or conditioned.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that after the Closing, Buyer may assign this Agreement and its rights hereunder together with a sale of substantially all the assets or business of the Buyer to the assignee, or to the surviving corporation in a merger, reorganization or any other similar transaction with Buyer, so long as (i) the Deferred Payment already has been, or is concurrently with such assignment, paid in full to Sellers, and (ii) such assignee or surviving corporation agrees to assume all obligations of the Buyer hereunder.

(f) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers or the Company prior to the Closing:
Donald C. Helt
P.O. Box 622
Kentfield, CA 94914-0622

with a copy to:	Steven R. Harmon
Morgan Miller Blair, a Law Corporation
1331 N. California Blvd., Suite 200
Walnut Creek, CA 94596-4544
Fax: (925) 274-7532
If to the Buyer or the Company after the Closing:

BPO MANAGEMENT SERVICES, INC.
Attention: Patrick Dolan and Jim Cortens
1290 N. Hancock Street, Suite 202
Anaheim Hills, CA 92807
Fax: (714) 974-4771

With a copy to:	Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Fax: (949) 224 1505

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Buyer will bear its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Target and Sellers will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, it being understood that Sellers shall not bear any responsibility for any such costs or expenses of Target incurred after the Closing.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court permitted under Section 10(o) below and having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(o)  Submission to Jurisdiction. Except as provided otherwise in the Escrow Agreement, each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of California located in Orange County, California, and San Francisco County, California, in any action or proceeding arising out of or relating to this Agreement, and agrees that any and all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

SEE NEXT PAGE FOR SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

“Buyer”

BPO MANAGEMENT SERVICES, INC., a Delaware corporation

By: __________________________________________
Name: ________________________________________
Title: _________________________________________

“Target” or “Company”

HUMAN RESOURCE MICRO-SYSTEMS, INC., a California corporation

By: ________________________________________
Donald C. Helt, President

“Sellers”

________________________________________
Donald C. Helt, as trustee of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003

________________________________________
Bridget B. Helt, as trustee of the Donald C. and Bridget B. Helt Revocable Trust dated April 24, 2003

STOCK PURCHASE AGREEMENT
EXHIBIT LIST

Exhibit A - Form of Consulting Agreement
Exhibit B - Form of Registration Rights Agreement
Exhibit C - Form of Escrow Agreement